EXHIBIT 5.1

ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

August 8, 2011

Arrowhead Research Corporation

225 South Lake Avenue, Suite 300

Pasadena, CA 91101

Re: Registration of Securities by Arrowhead Research Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by Arrowhead Research Corporation, a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of (i) shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and (ii) warrants representing the right to receive or the obligation to sell, upon exercise, a number of shares of Common Stock (the “Common Stock Warrants”). The Common Stock and the Common Stock Warrants are referred to herein collectively as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock and Common Stock Warrants). The Registration Statement provides that the Securities may be offered separately or together in on or more series of issuances, for an aggregate dollar amount not to exceed $50,000,000, with specific terms of the securities in supplements to the prospectus (each a “Prospectus Supplement”) contained in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and such other records, agreements, certificates and documents, and have made legal and factual inquiries, as we have deemed necessary as a basis for the opinions expressed herein. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates of officers of the Company and of public officials and documents furnished to us by the Company.

The opinions expressed below are limited to the General Corporation Law of the State of Delaware (which includes reported judicial decisions interpreting the Delaware General Corporation Law). Without limiting the generality of the foregoing, we express no option with respect to (i) state securities or “blue sky” laws, or (ii) state and federal general antitrust laws.

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Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Company has the authority under its certificate of incorporation to issue up to one hundred forty five million (145,000,000) shares of Common Stock. When the issuance and the terms of the sale of the shares of Common Stock have been duly authorized by the board of directors of the Company in conformity with its certificate of incorporation and such shares have been issued and delivered against payment of the purchase price therefor in an amount in excess of the par value thereof, in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, the shares of Common Stock will be validly issued, fully paid and nonassessable. The Common Stock covered in the opinion in this paragraph include any shares of Common Stock of the Company that may be issued upon exercise, conversion or otherwise pursuant to the terms of any other Securities.

2. When the issuance and terms of the sale of the Common Stock Warrants have been duly authorized by the board of directors of the Company in conformity with its certificate of incorporation and duly established in conformity with the applicable warrant agreement, when such Common Stock Warrants have been duly executed, countersigned and delivered in accordance with the applicable warrant agreement, in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such Common Stock Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and such Securities will have been issued and sold in accordance with the terms of such prospectus supplement; (ii) a definitive purchase, underwriting or similar agreement with respect to such Securities (if applicable) will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Securities will be duly authorized by all necessary corporate action by the Company and any agreement pursuant to which such Securities may be issued will be duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Company is and will remain duly organized, validly existing and in good standing under applicable law; (v) the Company has reserved a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary for the issuance of the shares of Common Stock pursuant to the Registration Statement and (vi) all the foregoing actions to be taken by the Company are taken so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property.

The opinions expressed in paragraph two set forth above is subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity.

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This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP